Exhibit 99.1

Investor Contact:	Lawrence E. Hyatt, Senior Vice President and Chief Financial Officer
(615) 235-4432
Mark Harnett, MacKenzie Partners, Inc.
(212) 929-5877

Media Contact:	Julie K. Davis, Senior Director, Corporate Communications
(615) 443-9266
Ruth Pachman, Kekst and Company
(212) 521-4891

CRACKER BARREL OLD COUNTRY STORE, INC. ADOPTS

SHAREHOLDER RIGHTS PLAN WITH QUALIFYING OFFER EXCEPTION

Rights Plan Will Have Three-Year Term Subject to Shareholder Approval at 2011

Annual Meeting and Does Not Apply to All-Cash, Fully-Financed Tender Offers

Open for 60 Business Days

Lebanon, TN - September 23, 2011 - The Board of Directors of Cracker Barrel Old Country Store, Inc. yesterday adopted a shareholder rights plan with a qualifying offer exception and declared a dividend distribution of one preferred share purchase right on each outstanding share of Cracker Barrel common stock. The plan will terminate unless approved by shareholders at the company’s upcoming 2011 annual meeting and does not apply to all-cash, fully financed tender offers open for at least 60 business days.

Michael A. Woodhouse, Executive Chairman of Cracker Barrel Old Country Store, Inc., stated, “The Board’s action is in response to Biglari Holdings’ clearance under the Hart-Scott-Rodino Act to acquire up to 49.99% of Cracker Barrel’s common stock, and the resulting threat that Biglari Holdings could accumulate a substantial, and potentially controlling, position in Cracker Barrel through market purchases that do not reflect a control premium offered to all shareholders. We intend to put this rights plan to a vote of our shareholders at our December shareholder meeting and believe it is important to protect the interests of our shareholders in the near-term.

“The shareholder rights plan is designed to assure that all of Cracker Barrel’s shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against abusive tactics to gain control of Cracker Barrel without paying all shareholders a premium for that control.”

The rights would not interfere with all-cash, fully financed tender offers for all shares that remain open for a minimum of 60 business days (“qualifying offers”).

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Cracker Barrel Old Country Store, Inc. Adopts Shareholder Rights Plan with Qualifying Offer Exception

September 23, 2011

The rights plan is effective immediately and, if approved by shareholders, will expire on September 22, 2014. If shareholders do not approve the rights plan, it will expire immediately following the 2011 annual shareholders’ meeting.

If a person or group acquires 10% or more of Cracker Barrel’s outstanding common stock, each right will entitle its holder (other than such person or members of such group) to purchase, for $200, a number of Cracker Barrel’s common shares having a market value of twice such price. In addition, at any time after a person or group acquires 10% or more of Cracker Barrel’s outstanding common stock (unless such person or group acquires 50% or more), Cracker Barrel’s Board of Directors may exchange one share of Cracker Barrel common stock for each outstanding right (other than rights owned by such person or group, which would have become void).

Prior to the acquisition by a person or group of beneficial ownership of 10% or more of the Company’s common stock, the rights are redeemable for one cent per right at the option of the Board of Directors.

Certain synthetic interests in securities created by derivative positions - whether or not such interests are considered to constitute beneficial ownership of the underlying common stock for reporting purposes under Regulation 13D of the Securities Exchange Act - are treated as beneficial ownership of the number of shares of the company’s common stock equivalent to the economic exposure created by the derivative position, to the extent actual shares of the company’s stock are directly or indirectly held by counterparties to the derivatives contracts. The dividend distribution will be made on October 3, 2011, payable to shareholders of record on that date, and is not taxable to Cracker Barrel shareholders.

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About Cracker Barrel

Cracker Barrel Old Country Store restaurants provide a friendly home-away-from-home in their old country stores and restaurants. Guests are cared for like family while relaxing and enjoying real home-style food and shopping that’s surprisingly unique, genuinely fun and reminiscent of America’s country heritage…all at a fair price. The restaurant serves up delicious, home-style country food such as meatloaf and homemade chicken n’ dumplins as well as its signature biscuits using an old family recipe. The authentic old country retail store is fun to shop and offers unique gifts and self-indulgences.

Headquartered in Lebanon, Tennessee, Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) was established in 1969 and operates 604 company-owned locations in 42 states. Every Cracker Barrel unit is open seven days a week with hours Sunday through Thursday, 6 a.m. - 10 p.m., and Friday and Saturday, 6 a.m. - 11 p.m. For more information, visit: crackerbarrel.com.

Important Additional Information

Cracker Barrel, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Cracker Barrel shareholders in connection with the matters to be considered at Cracker Barrel’s 2011 Annual Meeting. Cracker Barrel intends to file

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Cracker Barrel Old Country Store, Inc. Adopts Shareholder Rights Plan with Qualifying Offer Exception

September 23, 2011

a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Cracker Barrel shareholders. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with Cracker Barrel’s 2011 Annual Meeting. Information regarding the direct and indirect beneficial ownership of Cracker Barrel’s directors and executive officers in Cracker Barrel securities is included in their SEC filings on Forms 3, 4 and 5, and additional information can also be found in Cracker Barrel’s Annual Report on Form 10-K for the year ended July 30, 2010, filed with the SEC on September 28, 2010 and its Quarterly Reports on Form 10-Q for the first three quarters of the fiscal year ended July 29, 2011 filed on December 6, 2010, March 4, 2011 and June 3, 2011, respectively. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Cracker Barrel with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at crackerbarrel.com.

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